Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of the 8th day of November 2007, by and between Newsearch, Inc., a Colorado corporation doing business as Global Clean Energy, Inc. (“GCE Colorado”), and Global Clean Energy, Inc., a Maryland corporation (“GCE Maryland”). Each of GCE Colorado and GCE Maryland is sometimes referred to individually as a “Constituent Corporation”, and they are sometimes referred to jointly as the “Constituent Corporations”.

RECITALS

WHEREAS, GCE Maryland was formed under the laws of the State of Maryland on November 8, 2007, and GCE Colorado was formed under the laws of the State of Colorado December 3, 1999.

WHEREAS, the merger transaction is intended to qualify as a reorganization under Section 368(a)(1)(F) of the Internal Revenue Code (the “Code”) and it is intended that this Agreement constitutes a plan of reorganization under Section 368 of the Code.

WHEREAS, the reorganization of GCE Colorado is to be effected by merging GCE Colorado with and into GCE Maryland and causing the stockholders of GCE Colorado to become the stockholders of GCE Maryland, with each outstanding share of common stock of GCE Colorado being deemed simultaneously at the time of the merger to be one share of common stock of GCE Maryland.

WHEREAS, the General Corporation Law of the State of Maryland (the “Maryland Act”) and the Colorado Business Corporation Act (the “Colorado Act”) permit the reorganization of GCE Colorado into GCE Maryland provided that GCE Colorado and GCE Maryland each comply with the applicable provisions of the Maryland Act and the Colorado Act.

WHEREAS, the Board of Directors of GCE Maryland has determined it is desirable and in the best interests of GCE Maryland to effect this Agreement whereby the stockholders of GCE Colorado shall receive shares of common stock in GCE Maryland in exchange for their shares of common stock in GCE Colorado.

WHEREAS, the Board of Directors and stockholders of GCE Colorado have determined it is desirable and in the best interests of GCE Colorado and its stockholders to effect this Agreement whereby the stockholders of GCE Colorado shall receive shares of common stock in GCE Maryland in exchange for their shares of common stock in GCE Colorado.

AGREEMENT

NOW, THEREFORE, in order to consummate this transaction set forth above and in consideration of the mutual promises herein made and the mutual benefits to be derived from this agreement, GCE Colorado and GCE Maryland do hereby agree as follows:

1. Name of Constituent Corporations and Surviving Corporation. The names of the corporations proposing to merge are Global Clean Energy, Inc., a Maryland corporation, and Newsearch, Inc., a Colorado corporation doing business as Global Clean Energy, Inc., and the surviving corporation is Global Clean Energy, Inc., a Maryland corporation.

2. Terms and Conditions of the Merger. GCE Colorado shall merge with and into GCE Maryland effective as of the date of the filing of the Maryland Articles of Merger and the Colorado Articles of Merger in the forms attached to and made a part of this Agreement as Exhibit A, with the Maryland State Department of Assessments and Taxation in accordance with the Maryland Act and with the Colorado Secretary of State in accordance with the Colorado Act.

3. Manner and Basis of Converting Shares. GCE Maryland has authority to issue Three Hundred Million (300,000,000) shares of common stock, par value $.001, and up to Fifteen Million (15,000,000) shares of preferred stock, par value $.001. GCE Maryland has no shares of common stock issued and outstanding, and no shares of preferred stock issued and outstanding. GCE Colorado has authority to issue One Hundred Million (100,000,000) shares of common stock, par value $.001, of which Twenty Four Million Eight Hundred Fifteen Thousand Five Hundred Twenty One (24,815,521) shares were outstanding on the September 21, 2007 record date for determining stockholders eligible to vote on the merger, and authority to issue Fifty Million (50,000,000) shares of preferred stock, par value $.001, of which no shares are outstanding. Upon the merger becoming effective, each outstanding share of common stock of GCE Colorado shall immediately be deemed to be one (1) share of common stock of GCE Maryland without an exchange of certificates. The shares of GCE Maryland to be delivered pursuant to this Agreement will be voting shares of common stock and when so delivered, will have been duly and validly authorized and issued by GCE Maryland, will be fully paid and non-assessable.

4. Articles of Incorporation and Bylaws. The Articles of Incorporation of GCE Maryland in effect on the effective date of the merger shall be the Articles of Incorporation of the surviving corporation until further amended in accordance with the Articles of Incorporation and Maryland Act. The Bylaws of GCE Maryland in effect on the effective date of the merger shall be the Bylaws of the surviving corporation until amended in accordance with the Bylaws and Maryland Act.

5. Directors. The directors of GCE Maryland at the time of the merger shall be the directors of the surviving corporation until their successors are elected and qualified.

6. Effect of Merger. Upon the merger becoming effective, GCE Colorado shall merge with and into GCE Maryland, which shall be the surviving corporation, and GCE Colorado shall cease to exist. GCE Maryland shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and shall be subject to all the restrictions, disabilities and duties of each Constituent Corporation, and all the rights, privileges, powers and franchises of each Constituent Corporation and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, for stock subscriptions, as well as all other things in action or belonging to each Constituent Corporation, shall be vested in GCE Maryland; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter the property of GCE Maryland as effectually as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired; and all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the respective Constituent Corporations shall attach to GCE Maryland and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by GCE Maryland.

7. Obligations of the Constituent Corporations. Each of the Constituent Corporations shall take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable under the laws of the States of Colorado and Maryland to consummate and effect the merger.

8. Approval by Directors and Holders of Common Stock. This Agreement has been approved by the Board of Directors and stockholders of GCE Colorado, the merging corporation, and the Board of Directors of GCE Maryland, the surviving corporation, in the manner provided by the laws of the respective jurisdictions under which they were organized and exist.

9. Termination; Amendment. This Agreement may be abandoned by either GCE Maryland or GCE Colorado by appropriate resolution of the Board of Directors of either Constituent Corporation at any time prior to the merger becoming effective and may be amended in matters of form or supplemented by additional agreements, articles or certificates, as may be determined in the judgment of the Boards of Directors of the Constituent Corporations to be necessary, desirable, or expedient to clarify the intentions of the Constituent Corporation or to effect or facilitate the filing, recording or official approval of this Agreement in accordance with its purpose and intent.

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IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger the year and date first written above.

Newsearch, Inc.,
a Colorado corporation

By: /s/ Ken Adessky
Name: Ken Adessky
Title: Chief Financial Officer

Global Clean Energy, Inc.,
a Maryland corporation

By: /s/ Ken Adessky
Name: Ken Adessky
Title: Chief Financial Officer